Exhibit 3.2

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS
OF

20/20 BIOLABS, INC.

This Amendment No. 1 to Amended and Restated Bylaws (this “Amendment”) of 20/20 Biolabs, Inc., a Delaware corporation (formerly 20/20 GeneSystems, Inc.) (the “Corporation”), is effective as of May 19, 2026 (the “Effective Date”).

WHEREAS, Section 8.1 of the Amended and Restated Bylaws of the Corporation in effect immediately prior to the Effective Date (the “Current Bylaws”) provides, in relevant part, that the Current Bylaws may be amended or modified by a vote of the Board of Directors of the Corporation; and

WHEREAS, the Board of Directors of the Corporation desires to amend the Current Bylaws as set forth in this Amendment.

NOW, THEREFORE, the Current Bylaws are hereby amended as follows, effective as of the Effective Date.

1.	Amendment to Bylaws. The first sentence of Section 2.5 of the Current Bylaws is hereby deleted in its entirety and replaced with the following:

“At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Amended and Restated Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a one-third of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.”

2.	Effect on Bylaws. The terms of this Amendment shall modify and amend the terms of the Current Bylaws to the extent expressly modified and amended herein, but every other term and condition contained in the Current Bylaws is hereby ratified, affirmed, remains in full force and effect and shall remain unchanged unless expressly amended or modified.

3.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any conflict of laws principles that would result in the application of the laws of any jurisdiction other than the State of Delaware.

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CERTIFICATE OF ADOPTION OF

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS
OF

20/20 BIOLABS, INC.

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of 20/20 Biolabs, Inc., a Delaware corporation (the “Corporation”), and that the foregoing Amendment No. 1 to Amended and Restated Bylaws was adopted as part of the Corporation’s Bylaws as of the date hereof by the Corporation’s Board of Directors.

The undersigned has executed this Certificate as of May 19, 2026.

/s/ Alan Bergman
Alan Bergman
Secretary